UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2016

INTUITIVE SURGICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30713	77-0416458
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 Kifer Road
Sunnyvale, California 94086
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (408) 523-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Director retirement. Mr. Eric H. Halvorson, who has served on the Board of Directors (the “Board”) of Intuitive Surgical, Inc. (the “Company”) since 2003, has informed the Company of his decision to retire from the Board and will not seek re-election as a director at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”). His retirement from the Board will be effective on the date of the Annual Meeting.
(d) Director appointment. On January 28, 2016, Mr. Keith R. Leonard, Jr. was appointed to the Board, effective as of such date. Concurrent with his appointment as a director, Mr. Leonard was also appointed to serve as a member of the Compensation Committee of the Board (the “Compensation Committee”).
Mr. Leonard will receive an annual cash retainer of $60,000 for his service as a non-employee director, together with an additional $6,000 for his service as a member of the Compensation Committee. Pursuant to the Company’s 2000 Non-Employee Directors’ Stock Option Plan and 2010 Incentive Award Plan, on the date of each Annual Meeting, Mr. Leonard will also be eligible to receive an option grant to purchase shares of common stock and restricted stock units with an approximate fair value of $70,000 and $210,000, respectively, determined on the date of the grant, each vesting fully on the first anniversary of the date of grant, provided that vesting will cease on termination of service to the Company.
Also, effective January 28, 2016, the authorized number of directors was increased to ten (10). Following Mr. Halvorson’s retirement from the Board, and immediately preceding the Annual Meeting, the authorized number of directors will be decreased to nine (9).
The Company issued a press release announcing the appointment of Mr. Leonard on February 1, 2016.
Item 7.01.    Regulation FD.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated February 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTUITIVE SURGICAL, INC.

Date: February 1, 2016	By	/s/ Marshall L. Mohr
Name: Marshall L. Mohr
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 1, 2016.